Exhibit 99.1
May 13, 2021
Fellow Shareholders,
DoorDash's mission is to grow and empower local economies. We are proud of the progress we made in Q1, as we increased the number of partner merchants we support across multiple categories, generated more earnings for more Dashers than in any previous quarter, and served more consumers than we ever have. Among key achievements in Q1 2021, DoorDash:
•Established new quarterly records for Total Orders and Marketplace GOV
•Improved consumer retention and drove average order frequency to an all-time high
•Grew orders from non-restaurant categories by over 40% quarter-over-quarter ("Q/Q") to over 7% of Total Orders
•Generated Adjusted EBITDA near the high end of our guided range while investing aggressively in merchant services, new categories, and international markets, and absorbing costs associated with Proposition 22
First Quarter 2021 Key Financial Metrics
•Revenue grew 198% year-over-year ("Y/Y") to $1.1 billion, Total Orders grew 219% Y/Y to 329 million, and Marketplace GOV grew 222% Y/Y to $9.9 billion
•GAAP gross profit of $493 million, up 233% Y/Y from $148 million in Q1 2020
•GAAP net loss of $110 million, compared to GAAP net loss of $129 million in Q1 2020
•Adjusted EBITDA of $43 million, compared to an Adjusted EBITDA loss of $70 million in Q1 2020
(Figures in millions, except percentages)

Operating Trends
CONSUMERS
Consumer behavior on our Marketplace remained attractive in Q1, as we drove strong trends in cohort level order rates1, saw increased demand in non-restaurant categories, and grew DashPass subscribers on both a Q/Q and Y/Y basis. We believe these results reflect the value we provide to consumers across the vectors of selection, quality, and affordability. As we continue to expand our Marketplace beyond restaurants, our goal is to improve the consumer experience by executing against these same vectors, but in a broader fashion; providing selection across multiple categories, quality and consistency in the experience with all partner merchants, and affordability that spans delivery, pickup, and at-work use cases.
In Q1, we experienced continued strength in many of our core consumer metrics: 1) Average order rate among existing consumers increased both Q/Q and Y/Y, 2) New consumer cohorts started with average order rates that were well above pre-COVID-19 pandemic historical averages, 3) We acquired new consumers at a pace that was consistent with the prior two quarters, with payback periods that remained well within our thresholds, and 4) We more than doubled DashPass subscribers Y/Y and drove DashPass average order frequency for the quarter to an all-time high since launch.
Source: DoorDash internal data
Throughout Q1, as markets continued reopening and in-store dining increased across the U.S., the impact to our order volume was smaller than we expected, which contributed to strong performance in the quarter. We believe stimulus checks were partially responsible for this, as their issuance increased consumer demand on our platform at the same time as in-store dining rates accelerated in many markets. Nonetheless, we have found three notable trends around reopenings and the impact to our business: First, there has been a negative impact on new consumer growth, order rates, and average order value ("AOV"). While the impact has been smaller than expected to date, we expect it to grow through the summer as markets continue re-opening. Second, the pace of reopening has had a larger impact on consumer behavior than the absolute level of openness. Changes to consumer behavior in markets like Northern California, which is transitioning from a more closed state, are likely to be more severe than changes in markets like Florida, which is very open but transitioning more slowly since it was never as closed as markets like California. Third, reopening has had a larger impact on behavior among newer consumers who order less often on our platform than it does on DashPass
1 Order rate for any given cohort and time period is calculated by multiplying retention by average order frequency for the stated cohort and time period. It is mathematically equal to orders in a given month from a given cohort, divided by the starting size of that cohort.

subscribers and habituated consumers with higher order frequencies. We view this as a positive indicator that increased habituation, along with the improvements we have made to our service, have made it a valuable and durable part of many people's lives.
Despite the modest impact on order volume to date, we anticipate consumer behavior will shift further as markets continue to reopen, the impact of stimulus fully wears off, and we enter the seasonally slower summer months. While our historical growth rates and the impact of the COVID-19 pandemic have masked seasonality in previous years, we typically see softness in order rates and new consumer acquisition in the summer months compared to the colder winter months. We expect the combination of summer seasonality, market reopenings, and the waning impact of stimulus to result in some impact to our business in the near term. Nonetheless, we are encouraged by the consumer behavior we have observed thus far and are more optimistic with regard to our full-year prospects than we were at the beginning of the year.
In our Marketplace, we increased our focus beyond restaurants a little over a year ago and are very pleased with the progress we've made so far. In Q1, Marketplace orders in new categories, which currently include convenience, grocery, alcohol, pets, and flowers and gifts, increased by over 40% Q/Q. Importantly, our early analysis indicates increased order rates among existing consumers who order convenience.
We have also seen strong growth in the number of consumers who place their first order on DoorDash in new categories. While the vast majority of consumers still come to us the first time to order from restaurants, consumers who place their first order in a new category demonstrate higher average 3-month order rates than those who place their first order with a restaurant. This reinforces our view that offering greater selection across multiple categories improves our consumer value proposition and helps reinforce our brand as the destination for on-demand local commerce.

Despite solid early progress, less than 10% of our monthly active users placed an order in a new category in Q1. Our goal is for all our consumers to find value beyond restaurants, which suggests we have substantial room to raise awareness, improve our offerings, and earn order volume from a much larger portion of our consumers.
DASHERS
Our goal is to make Dashing accessible, flexible, and rewarding. In Q1, over 2 million Dashers earned well over $2.5 billion. Dasher earnings per active hour increased in Q1 on both a Q/Q and Y/Y basis. Over the last two years, efficiency improvements have allowed us to increase Dasher earnings per active hour by over 40%, while reducing average consumer fees per order by 13%.
Stronger-than-expected consumer demand, along with extreme weather events and the impact of stimulus checks, resulted in a meaningful undersupply of Dashers in the latter part of Q1. Stimulus checks created a particularly acute challenge, as we believe they drove a short-term increase in consumer demand and a simultaneous decrease in Dasher hours.
During this time, our execution in matching Dasher supply with order volume was not up to our usual standards. At the height of the impact in the second half of March, the undersupply of Dashers required us to make changes that negatively impacted selection in many locations in order to maintain overall quality. This created a sub-par experience for consumers and merchants, reduced the number of deliveries we were able to facilitate, and added incremental costs at many levels throughout our income statement.
In response to this, our team moved quickly to improve network efficiency, expand our marketing funnel for Dashers, and improve conversion rates. In the last week of March, we added a record number of new Dashers and have continued to drive solid new Dasher additions since then. We returned most markets to normal states of selection by late April, and have remained at healthy levels of Dasher supply since then.
We believe the impact of stimulus checks on Dasher supply highlights a critical point about the nature of Dashing; it is an ephemeral and low barrier-to-entry working experience that helps people earn temporary or top-up income. In the U.S., we believe tens of millions of people could benefit from Dashing at various points in their lives. According to data from the National Center for Education Statistics, the U.S. Census Bureau, the Bureau of Labor Statistics, and the National Alliance for Caregivers, there are approximately 20 million college students in the U.S., almost 4 million high school seniors, over 10 million single parents, 10 million unemployed, and over 50 million people who provide care to an adult with health or functional needs. We believe there are also millions of people with no particular constraint who are likely to find incremental earnings opportunities attractive. In each of these cases, we believe Dashing reduces friction in the labor market and empowers people by providing them with a greater runway to achieve their goals. Our goal is for Dashing to positively impact individuals and the broader economy by creating more opportunities that help more people pursue an education, care for a loved one, or simply save for a special occasion, vacation, or Metallica poster.
We frequently get asked whether growth in ride-share will negatively impact our ability to acquire Dashers. While there is likely to be some impact, we do not expect it to be material to our operations. We believe Dashers are largely a different pool of people than ride-share drivers. Based on a survey of Dashers conducted by the Mellman Group in September 2020, only 21% of Dashers had ever driven for a ride-share company, and only 6% of Dashers indicated they preferred ride-share driving to Dashing. We believe the flexibility and low barriers-to-entry in Dashing explain this. Over 85% of Dashers are students, have other part-time or full-time jobs, or are self-employed outside the gig economy. Dashing does not require a nice car or even having a car, nor does it require the driver to share their space with another person. For this and other reasons, the pool of Dashers skews significantly female and young compared to ride-share. The accessibility and flexibility of Dashing also means that people can more easily Dash for short periods of time in order to fit Dashing around the other commitments they have in their lives. This is evident in how Dashers leverage our platform; Dashers Dashed for an average of less than 4 hours per week in Q1.
MERCHANTS
We started DoorDash with the goal of enabling local merchants to succeed by meeting the demands of the modern economy. In Q1, we expanded the suite of services we provide and continued testing a new Marketplace pricing model, which we launched in April, for certain small and mid-size restaurants to improve clarity and better surface our full suite of services.
Source: DoorDash internal data
Over the last year, we have seen many merchants, particularly large sophisticated ones, lean into consumer demand for convenience by successfully building out their own delivery channels. We power many of these first-party efforts through Drive and Storefront. We continued to see excellent demand for Drive and Storefront in Q1, with orders fulfilled for restaurant partners nearly tripling Y/Y and orders fulfilled for non-restaurant partners more than quintupling Y/Y.

For many merchants, we believe our Marketplace remains the most efficient way to drive profitable volume outside their four walls. In Q1, we generated a record amount of order volume for our partner merchants and steadily improved the variety and quality of tools we provide. This helped partner merchants drive over 150% Y/Y same-store sales growth on our Marketplace in Q1. In Florida, where in-store dining has returned to near pre-COVID levels, we helped merchants drive over 170% Y/Y same-store sales growth in Q1.
We also continued testing a new pricing model for certain restaurant partners on our Marketplace in Q1 that we rolled out broadly in April. The new model has three packages at commission price points of 15%, 25% and 30%, and is targeted at small and mid-size restaurants. We have expanded the number of services we provide over the last two years, and believe the new model bundles those services in a way that improves choice, flexibility, and clarity and makes it easier for these merchants to choose the level of order volume and commission spend that best fits their operations. The new model also significantly lowers the cost of Pickup and provides Storefront for free to merchants on our Marketplace, which we hope will add significant value to our partner merchants.
The majority of partner merchants on our Marketplace have now enabled Pickup. We have also made product improvements to enhance the Pickup ordering experience for consumers and introduced a Pickup benefit for DashPass subscribers, which adds value to the subscription and has contributed incremental Pickup order volume. Based on third party data as of March 2021, we are the U.S. category leader in online pickup,2 and we hope to make Pickup an even more valuable tool to connect merchants and consumers going forward.
In Q1, price controls had a net negative impact on our revenue of $31 million, as we continued to manage the gross impact by implementing incremental consumer fees. Unfortunately, these fees reduce order volume, which reduces revenue to merchants and earnings for Dashers. While we expect price controls to continue negatively impacting our revenue, we expect a slightly smaller net negative impact to revenue in Q2 than we experienced in Q1.
While we understand and support legislators' intent to help local merchants, we continue to believe price controls are a counterproductive tool, as they result in reduced order volume that disadvantages the small businesses they aim to help, while also depriving Dashers of vital earning opportunities and making delivery less accessible by forcing increases to the fees that consumers pay - effectively a regressive tax. Further, we believe the insertion of price controls at arbitrary levels for services that are entirely optional for merchants is an unnecessary and dangerous expansion of legislative power into functional and highly competitive markets.
Financial and Operational Highlights

	Three Months Ended March 31,
(In millions, except percentages)	2020	2021	% Change
Total Orders	103	329	219%
Marketplace GOV	$3,083	$9,913	222%
Revenue	$362	$1,077	198%
Contribution Profit(1)	$25	$209	736%
Contribution Margin(1)	7.0%	19.4%
Contribution Profit as a % of Marketplace GOV	0.8%	2.1%
Adjusted EBITDA(1)	$(70)	$43	**
Adjusted EBITDA Margin(1)	(19.3)%	4.0%
Adjusted EBITDA as a % of Marketplace GOV	(2.3)%	0.4%
(1)Contribution Profit, Contribution Margin, Adjusted EBITDA, and Adjusted EBITDA Margin are non-GAAP financial measures as defined by the Securities and Exchange Commission (the “SEC”). See the “Use of Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Measures” sections herein for more information regarding our use of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with GAAP.
** Percentage not meaningful.
2 Analysis based on data from Edison Trends, the leading provider of digital insights for restaurants and food delivery.

In Q1 2021, we grew Total Orders 219% Y/Y to 329 million. On a Y/Y basis, order growth was driven by improved retention, increased average order frequency, new consumer growth, and strong growth in Drive orders. Q1 Drive order volume grew faster than Total Order volume on both a Q/Q and Y/Y basis.
Q1 2021 Marketplace GOV grew 222% Y/Y to $9.9 billion. Average order values on our Marketplace in Q1 were consistent with levels in Q4, and remained above pre-COVID levels. We expect average order values to decline as markets recover from the COVID-19 pandemic and as Convenience orders become a larger portion of our overall mix.
Strong growth in Marketplace GOV along with growth in Drive revenue drove Q1 2021 revenue up 198% Y/Y to $1.1 billion. Take Rate, defined as revenue as a percentage of Marketplace GOV, was 10.9% in Q1, down slightly from 11.9% in Q4 2020 and 11.7% in Q1 2020. On a Y/Y and Q/Q basis, Take Rate was impacted by elevated Dasher Pay associated with both the implementation of Proposition 22 and the period of Dasher undersupply in the quarter. On a Y/Y basis, Take Rate was also impacted by growth in the proportion of orders coming from DashPass, which has reduced consumer fees. This is consistent with our strategy to reduce consumer fees and drive higher engagement.
Adjusted Gross Profit3 increased 203% Y/Y to $528 million. As a percentage of Marketplace GOV, our Adjusted Gross Profit declined to 5.3% in Q1 2021 versus 6.6% in Q4 2020 and 5.6% in Q1 2020. The decline in adjusted Gross Profit as a percentage of Marketplace GOV was due primarily to the factors that impacted Take Rate, as well as elevated cancellation and redelivery costs associated with the severe weather and period of Dasher undersupply in the quarter.
Q1 2021 Contribution Profit increased 736% Y/Y to $209 million or 2.1% of Marketplace GOV. Adjusted sales and marketing as a percentage of Marketplace GOV was 3.2% in Q1 2021, down from 4.8% in Q1 2020 and 3.7% in Q4 2020. Q1 adjusted sales and marketing as a percentage of Marketplace GOV benefited from an increase in Marketplace GOV attributed to our existing consumers4.
Adjusted EBITDA reached $43 million in Q1 2021, which was 0.4% of Marketplace GOV. Our Q1 2021 Adjusted EBITDA declined by $51 million versus Q4 2020 Adjusted EBITDA of $94 million, primarily due to costs associated with Proposition 22. Q1 2021 Adjusted EBITDA increased by $113 million versus Q1 2020 Adjusted EBITDA of $(70) million or (2.3)% of Marketplace GOV.
In Q1 2021, operating cash flow was $166 million and free cash flow5 was $112 million. We ended the quarter with $4.5 billion of cash, cash equivalents, and marketable securities and no debt.
Q2 and Full Year 2021 Outlook
We expect Q2 Marketplace GOV to be in a range of $9.4 billion to $9.9 billion, with Q2 Adjusted EBITDA in a range of $0 million to $100 million. While we do not guide to Take Rate, as this is not a metric we manage toward, we currently expect our Take Rate to increase sequentially in Q2.
We expect 2021 Marketplace GOV to be in a range of $35.0 billion to $38.0 billion, with 2021 Adjusted EBITDA in a range of $0 million to $300 million.
Our outlook for both Q2 and 2021 anticipates the successful rollout of COVID-19 vaccines and an associated increase in in-store dining rates, as well as a seasonal decline in order rates associated with the warmer summer months. While we observed encouraging trends in Q1, we caution investors that the outlook for 2021 remains highly uncertain as consumer behavior could deviate from the expectations included in our guidance.

3 Adjusted Gross Profit is a Non-GAAP measure. We define Adjusted Gross Profit (Loss) as gross profit (loss) plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation and certain payroll tax expense included in cost of revenue, and (iii) allocated overhead included in cost of revenue.
4 Existing consumers are consumers who completed their first order on our Marketplace in a prior quarter.
5 Free cash flow defined as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.

(In millions)	Second Quarter 2021	Full Year 2021
Marketplace GOV	$9,400 - $9,900	$35,000 - $38,000
Adjusted EBITDA(1)	$0 - $100	$0 - $300
(1)With regards to the Non-GAAP Adjusted EBITDA guidance provided above, a reconciliation to GAAP net income (loss) has not been provided as the quantification of certain items included in the calculation of GAAP net income (loss) cannot be reasonably calculated or predicted at this time without unreasonable efforts. For example, the non-GAAP adjustment for stock-based compensation expense requires additional inputs such as number of shares granted and market price that are not currently ascertainable, and the non-GAAP adjustment for certain legal, tax and regulatory reserves and expenses depends on the timing and magnitude of these expenses and cannot be accurately forecasted.

Conclusion
We believe the transition toward omni-channel local commerce will be a decades long transformation that remains extremely early in its life-cycle. In Q1, we made tremendous progress in building the tools to enable this transition and growing the scale of our platform. While we did not perform as well as we could have in every scenario, we increased the value we provide to consumers, helped merchants drive more volume through digital channels, and created more earnings opportunities for Dashers. These are the fundamental elements to build DoorDash into a durable business that expands the potential of local economies in the Internet era, and we remain excited by the opportunity to progress further in each area.
We are thankful to see so many communities recovering from the COVID pandemic and optimistic that the pace of recovery will quicken as 2021 progresses. As this happens, we will remain firmly committed to growing DoorDash by building a platform that empowers consumers, merchants, Dashers, and the communities we operate in. Our expectations of ourselves are high. We will do our best to exceed them.
We could not be more grateful to our employees for the confidence they place in us, or more humbled by our shareholders who entrust us with their capital. Thank you for making this journey possible.

Sincerely,

Tony Xu, Co-founder, CEO and Board Chair, and Prabir Adarkar, CFO

IR Contact: Andy Hargreaves, CFA ir@doordash.com	PR Contact: Press at DoorDash press@doordash.com
Webcast
DoorDash will host a webcast today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss these financial results and business highlights. To listen to a live audio webcast, please visit our Investor Relations page at https://ir.doordash.com. The archived webcast will be available on our Investor Relations page shortly after the call.
Available Information
We announce material information to the public about us, our products and services, and other matters through a variety of means, including filings with the SEC, press releases, public conference calls, webcasts, the investor relations section of our website (ir.doordash.com), our blog (blog.doordash.com), and our Twitter account (@DoorDash) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.
Forward-Looking Statements

This investor letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements in this investor letter include, but are not limited to, our beliefs regarding our financial position and operating performance, including our outlook and guidance for the second quarter and full year 2021, and demand for our platform and for local logistics platforms in general. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: competition, managing our growth and corporate culture, financial performance, including the impact of the COVID-19 pandemic on our business and operations and our ability to forecast our performance due to our limited operating history and the COVID-19 pandemic, investments in new products or offerings, our ability to attract merchants, consumers and Dashers to our platform, legal proceedings and regulatory matters and developments, any future changes to our business or our financial or operating model, and our brand and reputation. The forward-looking statements contained in this investor letter are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2020. All forward-looking statements in this investor letter are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
To supplement our financial information presented in accordance with GAAP, we consider certain financial measures that are not prepared in accordance with GAAP, including adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit (Loss), Adjusted Gross Margin, Contribution Profit (Loss), Contribution Margin, Adjusted EBITDA, Adjusted EBITDA Margin, and free cash flow. We use these financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry.
We define adjusted cost of revenue as cost of revenue, exclusive of depreciation and amortization, excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted sales and marketing expense as sales and marketing expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted research and development expense as research and development expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted general and administrative expense as general and administrative expenses excluding stock-based compensation expense and certain payroll tax expense, certain legal, tax, and regulatory settlements, reserves, and expenses, acquisition-related costs, impairment expenses, and including allocated overhead from cost of revenue, sales and marketing, and research and development.
We define Adjusted Gross Profit (Loss) as gross profit (loss) plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue, and (iii) allocated overhead included in cost of revenue. Gross profit (loss) is defined as revenue less (i) cost of revenue, exclusive of depreciation and amortization and (ii) depreciation and amortization related to cost of revenue. Adjusted Gross Margin is defined as Adjusted Gross Profit (Loss) as a percentage of revenue for the same period.

We define Contribution Profit (Loss) as our gross profit (loss) less sales and marketing expense plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing expenses, and (iii) allocated overhead included in cost of revenue and sales and marketing expenses. We define gross margin as gross profit (loss) as a percentage of revenue for the same period and we define Contribution Margin as Contribution Profit (Loss) as a percentage of revenue for the same period.
We define Adjusted EBITDA as net income (loss), adjusted to exclude (i) certain legal, tax, and regulatory settlements, reserves, and expenses, (ii) a one-time non-cash change in fair value of a forward contract related to the issuance of our Series F redeemable convertible preferred stock, (iii) loss on disposal of property and equipment, (iv) acquisition-related costs, (v) impairment expenses, (vi) provision for income taxes, (vii) interest income and expense, (viii) foreign exchange gain (loss), (ix) stock-based compensation expense and certain payroll tax expense, and (x) depreciation and amortization expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue for the same period.

We define free cash flow as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.
Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. Thus, our adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit (Loss), Adjusted Gross Margin, Contribution Profit (Loss), Contribution Margin, Adjusted EBITDA, Adjusted EBITDA Margin, and free cash flow should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

DOORDASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31, 2020	March 31, 2021
Assets
Current assets:
Cash and cash equivalents	$4,345	$4,007
Marketable securities	514	467
Funds held at payment processors	146	127
Accounts receivable, net	291	282
Prepaid expenses and other current assets	221	142
Total current assets	5,517	5,025
Property and equipment, net	210	250
Operating lease right-of-use assets	203	206
Goodwill	316	316
Intangible assets, net	74	70
Other assets	33	35
Total assets	$6,353	$5,902
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$80	$75
Operating lease liabilities	15	19
Convertible notes	364	—
Accrued expenses and other current liabilities	943	1,000
Total current liabilities	1,402	1,094
Operating lease liabilities	238	240
Other liabilities	13	13
Total liabilities	1,653	1,347
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	6,313	6,278
Accumulated deficit	(1,613)	(1,723)
Total stockholders’ equity	4,700	4,555
Total liabilities and stockholders’ equity	$6,353	$5,902

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2021
Revenue	$362	$1,077
Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	194	563
Sales and marketing	152	333
Research and development	33	82
General and administrative	82	169
Depreciation and amortization	24	29
Total costs and expenses	485	1,176
Loss from operations	(123)	(99)
Interest income	3	2
Interest expense	(4)	(12)
Other expense, net	(4)	—
Loss before income taxes	(128)	(109)
Provision for income taxes	1	1
Net loss	$(129)	$(110)
Net loss per share, basic and diluted	$(2.92)	$(0.34)
Weighted-average number of shares outstanding used to compute net loss per share, basic and diluted	44,169	327,815

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2020	2021
Cash flows from operating activities
Net loss	$(129)	$(110)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	24	29
Stock-based compensation	5	97
Bad debt expense	5	16
Reduction of operating lease right-of-use assets and accretion of operating lease liabilities	8	11
Non-cash interest expense	4	11
Other	5	6
Changes in operating assets and liabilities:
Funds held at payment processors	(60)	19
Accounts receivable, net	(70)	(7)
Prepaid expenses and other current assets	(6)	79
Other assets	(5)	(4)
Accounts payable	15	—
Accrued expenses and other current liabilities	81	27
Payments for operating lease liabilities	(6)	(8)
Other liabilities	4	—
Net cash provided by (used in) operating activities	(125)	166
Cash flows from investing activities
Purchases of property and equipment	(22)	(32)
Capitalized software and website development costs	(10)	(22)
Purchases of marketable securities	(93)	(99)
Maturities of marketable securities	130	146
Net cash provided by (used in) investing activities	5	(7)
Cash flows from financing activities
Proceeds from issuance of convertible notes, net of issuance costs	333	—
Repayment of convertible notes	—	(333)
Proceeds from exercise of stock options	1	13
Deferred offering costs paid	—	(10)
Taxes paid related to net share settlement of equity awards	—	(166)
Net cash provided by (used in) financing activities	334	(496)
Foreign currency effect on cash, cash equivalents, and restricted cash	(2)	—
Net increase (decrease) in cash, cash equivalents, and restricted cash	212	(337)
Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	287	4,345
Cash, cash equivalents, and restricted cash, end of period	$499	$4,008
Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$469	$4,007
Restricted cash	30	1
Total cash, cash equivalents, and restricted cash	$499	$4,008
Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$42
Non-cash investing and financing activities
Purchases of property and equipment not yet settled	$11	$11
Leasehold improvements acquired through tenant improvement allowance	$5	$—
Unrealized gain on marketable securities	$2	$—
Stock-based compensation included in capitalized software and website development costs	$—	$21

DOORDASH, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In millions)	Jun. 30, 2019	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020	Mar.31, 2021

Cost of revenue, exclusive of depreciation and amortization	$122	$133	$170	$194	$323	$382	$469	$563
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	—	(1)	—	(1)	—	—	(31)	(9)
Allocated overhead	(3)	(5)	(7)	(5)	(5)	(4)	(4)	(5)
Adjusted cost of revenue	$119	$127	$163	$188	$318	$378	$434	$549

Sales and marketing	$143	$167	$149	$152	$168	$290	$347	$333
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(1)	—	—	(1)	—	—	(37)	(10)
Allocated overhead	(2)	(3)	(4)	(2)	(4)	(4)	(4)	(4)
Adjusted sales and marketing	$140	$164	$145	$149	$164	$286	$306	$319

Research and development	$25	$28	$34	$33	$38	$41	$209	$82
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(2)	(2)	(2)	(1)	(2)	(2)	(172)	(36)
Allocated overhead	(3)	(3)	(4)	(4)	(3)	(4)	(3)	(3)
Adjusted research and development	$20	$23	$28	$28	$33	$35	$34	$43

General and administrative	$48	$61	$66	$82	$88	$167	$219	$169
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(1)	(1)	(2)	(2)	(1)	(1)	(82)	(45)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	(16)	(17)	(13)	(24)	(12)	(79)	(45)	(13)
Acquisition-related costs	—	(4)	(1)	—	—	—	(1)	—
Impairment expenses(2)	—	—	—	—	(6)	(5)	—	—
Allocated overhead from cost of revenue, sales and marketing, and research and development	8	11	15	11	12	12	11	12
Adjusted general and administrative	$39	$50	$65	$67	$81	$94	$102	$123

(1)We exclude certain costs and expenses from our calculation of adjusted general and administrative expense because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, (ii) reserves for the collection of sales and indirect taxes that we do not expect to incur on a recurring basis, (iii) expenses related to supporting various policy matters, including those related to worker classification and price controls, and (iv) donations as part of our COVID-19 pandemic relief efforts. We believe it is appropriate to exclude the foregoing matters from our calculation of adjusted general and administrative expense because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 and similar legislation.
(2)Consists of impairment expense related to an operating lease right-of-use asset associated with our former headquarters.

	Three Months Ended
(In millions, except percentages)	Jun. 30, 2019	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020	Mar. 31, 2021

Revenue	$215	$239	$298	$362	$675	$879	$970	$1,077
Less: Cost of revenue, exclusive of depreciation and amortization	(122)	(133)	(170)	(194)	(323)	(382)	(469)	(563)
Less: Depreciation and amortization related to cost of revenue	(5)	(6)	(12)	(20)	(25)	(28)	(24)	(21)
Gross profit	$88	$100	$116	$148	$327	$469	$477	$493
Gross Margin	41%	42%	39%	41%	48%	53%	49%	46%
Less: Sales and marketing	(143)	(167)	(149)	(152)	(168)	(290)	(347)	(333)
Add: Depreciation and amortization related to cost of revenue	5	6	12	20	25	28	24	21
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing	1	1	—	2	—	—	68	19
Add: Allocated overhead included in cost of revenue and sales and marketing	5	8	11	7	9	8	8	9
Contribution Profit (Loss)	$(44)	$(52)	$(10)	$25	$193	$215	$230	$209
Contribution Margin	(20)%	(22)%	(3)%	7%	29%	24%	24%	19%

	Three Months Ended
(In millions, except percentages)	Jun. 30, 2019	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020	Mar. 31, 2021

Gross profit	$88	$100	$116	$148	$327	$469	$477	$493
Add: Depreciation and amortization related to cost of revenue	5	6	12	20	25	28	24	21
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue	—	1	—	1	—	—	31	9
Add: Allocated overhead included in cost of revenue	3	5	7	5	5	4	4	5
Adjusted Gross Profit	$96	$112	$135	$174	$357	$501	$536	$528
Adjusted Gross Margin	45%	47%	45%	48%	53%	57%	55%	49%

	Three Months Ended
(In millions)	Jun. 30, 2019	Sept. 30, 2019	Dec. 31, 2019	Mar. 31, 2020	Jun. 30, 2020	Sept. 30, 2020	Dec. 31, 2020	Mar. 31, 2021

Net (loss) income	$(190)	$(152)	$(134)	$(129)	$23	$(43)	$(312)	$(110)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	16	17	13	24	12	79	45	13
One-time non-cash change in fair value of a forward contract(2)	67	—	—	—	—	—	—	—
Loss on disposal of property and equipment	—	—	1	—	—	—	—	—
Acquisition-related costs	—	4	1	—	—	—	1	—
Impairment expenses(3)	—	—	—	—	6	5	—	—
Provision for income taxes	—	1	—	1	—	1	1	1
Interest income and expense	(5)	(6)	(4)	1	7	8	9	10
Foreign exchange loss (gain)	—	—	—	4	(3)	(1)	(3)	—
Stock-based compensation expense and certain payroll tax expense	4	4	4	5	3	3	322	100
Depreciation and amortization expense	5	7	16	24	31	34	31	29
Adjusted EBITDA	$(103)	$(125)	$(103)	$(70)	$79	$86	$94	$43
Adjusted EBITDA Margin	(48)%	(52)%	(35)%	(19)%	12%	10%	10%	4%

(1)We exclude certain costs and expenses from our calculation of Adjusted EBITDA because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, (ii) reserves for the collection of sales and indirect taxes that we do not expect to incur on a recurring basis, (iii) expenses related to supporting various policy matters, including those related to worker classification and price controls, and (iv) donations as part of our COVID-19 pandemic relief efforts. We believe it is appropriate to exclude the foregoing matters from our calculation of Adjusted EBITDA because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 and similar legislation.
(2)In connection with the issuance of shares of our Series F redeemable convertible preferred stock, we committed to sell an existing investor shares of our Series F redeemable convertible preferred stock in a subsequent closing at the initial issuance price of the Series F redeemable convertible preferred stock. We determined this commitment to be a forward contract, classified as a liability and measured at fair value on a recurring basis, with changes in fair value recognized in other expense, net in the consolidated statements of operations. This forward contract was entered into and settled during the year ended December 31, 2019.
(3)Consists of impairment expense related to an operating lease right-of-use asset associated with our former headquarters.

	Three Months Ended March 31,
(In millions)	2020	2021

Net cash provided by (used in) operating activities	$(125)	$166
Purchases of property and equipment	(22)	(32)
Capitalized software and website development costs	(10)	(22)
Free cash flow	$(157)	$112